Exhibit 99.1

Contacts:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES THIRD QUARTER FISCAL 2009 RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, Mass., November 5, 2009 — ArQule, Inc. (NASDAQ: ARQL) today reported its results of operations for the fiscal quarter and nine months ended September 30, 2009.

The Company reported a net loss of $8,088,000 or $0.18 per share, for the quarter ended September 30, 2009, compared to a net loss of $11,281,000, or $0.26 per share, for the quarter ended September 30, 2008.  For the nine-month period ended September 30, 2009, the Company reported a net loss of $26,268,000 or $0.60 per share, compared to a net loss of $41,235,000, or $0.94 per share, for the same period in 2008.

At September 30, 2009, the Company had a total of $178,106,000 in cash, equivalents and marketable securities, which includes $47,750,000 drawn down in 2008 under notes payable that are collateralized by the Company’s auction rate securities.  Net of these notes, at September 30, 2009, the Company had a total of $130,356,000.

Recent Operational Highlights

ARQ 197:

•                  Completion of patient enrollment in the Phase 2 non-small cell lung cancer (NSCLC) trial testing the combination therapy of ARQ 197 and erlotinib;

•                  Initiation of patient enrollment in a Phase 2 trial with ARQ 197 in hepatocellular carcinoma (HCC);

•                  Designation of ARQ 197 as an orphan medical product for the treatment of soft tissue sarcoma by the European Medicines Evaluation Agency (EMEA);

•                  Continued patient enrollment as planned in the Phase 2 monotherapy trial with ARQ 197 in Microphthalmia Transcription Factor (MiT)-associated tumors;

•                  Progress in combination safety trials of ARQ 197 with sorafenib and ARQ 197 with gemcitabine, with potential target indications of HCC and pancreatic cancer, respectively.

Pipeline:

•                  Continued dose escalation in a Phase 1 trial with ARQ 621;

•                  Acceptance of an abstract highlighting the discovery of fibroblast growth factor receptor (FGFR) inhibitors for presentation at the 2009 AACR-EORTC-NCI Molecular Targets and Cancer Therapeutics Conference.

“Progress in our clinical development program with ARQ 197 is being made across four indications and three combination regimens,” said Paolo Pucci, chief executive officer of ArQule.  “Notably, we have completed patient enrollment in our Phase 2 trial in non-small cell lung cancer ahead of schedule, and we expect to have data from this trial available in the first half of 2010.

“We also expect to complete enrollment in our Phase 2 MiT trial late this year, and we recently initiated enrollment in a Phase 2 trial in hepatocellular carcinoma following the successfully completed evaluation of patients in a safety trial,” said Mr. Pucci. “ARQ 197 combination therapy safety trials with sorafenib and gemcitabine are proceeding as well.

“We recently received notification that the EMEA has designated ARQ 197 as an orphan medical product for the treatment of soft tissue sarcoma,” said Mr. Pucci.  “Future interactions with regulatory authorities, combined with the evaluation of clinical data from our MiT trial expected to be available in early 2010, will inform our decisions related to the possible advancement of this program.

“Our Phase 1, dose escalation trial with ARQ 621, an inhibitor of the Eg5 kinesin motor protein, is progressing well,” said Mr. Pucci.  “We continue to increase dosing and expect to complete this trial early next year.

“With a presentation at the AACR-EORTC-NCI meeting later this month, we will introduce our newest program,” said Mr. Pucci.  “This program is focused on the development of potent, small molecule inhibitors of the fibroblast growth factor receptor (FGFR) based upon the independent application of our proprietary kinase discovery technology.  Pending successful pre-clinical development, we expect to file an Investigational New Drug (IND) application with a lead candidate from this program in 2010.

“Our oncology-focused, ArQule Kinase Inhibitor Platform (AKIP™) collaboration with Daiichi Sankyo Co., Ltd. continues to move forward,” said Mr. Pucci.  “The range and stages of our clinical and pre-clinical activities position us for a number of potential inflection points beginning in the first half of 2010.”

Revenues and Expenses

The Company reported total revenues of $6,436,000 for the quarter ended September 30, 2009, compared to revenues of $2,664,000 for the quarter ended September 30, 2008.  Revenues for the nine months ended September 30, 2009 were $17,912,000, compared to revenues of $8,774,000 for the nine months ended September 30, 2008.  Increased revenues for the 2009 periods were primarily due to revenues from the Company’s agreements with Daiichi Sankyo Co., Ltd. for ARQ 197 and the AKIP™ discovery collaboration, both signed in late 2008.  Revenues for both years include revenue from the Company’s agreement with Kyowa Hakko Kirin Co., Ltd.

For the quarter ended September 30, 2009, the Company reported total costs and expenses of $14,481,000, compared to total costs and expenses of $14,284,000 for the quarter ended September 30, 2008.  Total costs and expenses for the nine months ended September 30, 2009 were $45,356,000, compared to $52,639,000 for the same period in 2008.

Research and development costs for the three and nine-month periods ended September 30, 2009 were $11,347,000 and $35,359,000 respectively, compared with $10,788,000 and $39,220,000 for the 2008 three and nine-month periods.  The decrease in research and development expense in the nine-month period ended September 30, 2009 was primarily due to clinical trial costs in 2008 related to ARQ 501 that did not recur in 2009, lower personnel-related costs, and executive transition costs that did not recur in 2009.

General and administrative costs for the three and nine-month periods ended September 30, 2009 were $3,134,000 and $9,997,000, respectively, compared with $3,496,000 and $13,419,000 for the 2008 three and nine-month periods.  The decrease in general and administrative costs in the 2009 three-month period was primarily due to lower personnel related costs.  The decrease in general and administrative costs in the 2009 nine-month period was principally due to lower personnel related costs and to non-cash, stock-based compensation costs incurred in 2008 related to the Company’s employment agreements with its previous and current chief executive officers.

Financial Guidance

The Company previously stated, that for 2009, it expects net use of cash to range between $46 and $49 million, revenues to range between $21 and $24 million, net loss to range between $44 and $47 million, and net loss per share to range between $0.98 and $1.05 for the year.  The Company also stated that it expects to end 2009 with between $157 and $160 million in cash and marketable securities, which includes $47.8 million drawn down in 2008 under notes payable that are collateralized by the Company’s auction rate securities. Net of these notes, the Company previously stated that it expects to end 2009 with net cash and marketable securities in a range of $109 to $112 million.

The Company believes that several factors may cause net use of cash for the year to be favorable to guidance.  Key among these are the timing of reimbursement of development costs for ARQ 197 from Daiichi Sankyo and cost savings initiatives that have been implemented throughout the year.  The net impact will be revenues at or above the high end of guidance, expenses at or below the low end of guidance, and a resulting net loss below the low end of guidance.  In addition, the total of the Company’s net cash and marketable securities at year end is expected to be above the high end of the range, which is $112 million.

Investor Conference Call

ArQule will host an investor conference call today at 9:00 a.m.

Date:	Thursday, November 5, 2009
Time:	9:00 a.m. Eastern Time

Conference Call Dial-In Numbers
Domestic:	(866) 770-7125
International:	(617) 213-8066
Participant Passcode:	76724058
Webcast:	http://www.ArQule.com

A replay of the conference call will be available beginning at 12:00 p.m. today for seven days and can be accessed by dialing 1-888-286-8010 from the U.S. and Canada, and 1-617-801-6888 from elsewhere.  For archived calls, the access code is 86035092.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s lead product, in Phase 2 clinical development, is ARQ 197, an inhibitor of the c-MET receptor tyrosine kinase.  The Company has also initiated Phase 1 clinical testing with ARQ 621, designed to inhibit the Eg5 kinesin motor protein.  An additional clinical-stage program includes compounds that activate the cell’s DNA damage response mechanism mediated by the E2F-1 transcription factor. The Company’s pre-clinical pipeline includes a compound designed to inhibit the BRAF kinase.  ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s operating performance, such as projections about its future results of operations and its financial condition, and its agreements with Daiichi Sankyo Co., Ltd. and Kyowa Hakko Kirin Co., Ltd.  These statements include references to potential future milestone and royalty payments that could result from the future development of ARQ 197 and products generated from the company’s AKIP™ platform.  Failure to successfully develop these products could prevent the Company from receiving these future payments.  Additional forward-looking statements relate to the progress of the Company’s clinical trials, including Phase 1 and Phase 2 trials with ARQ 197 and a Phase 1 trial with ARQ 621, as well as progress in the pre-clinical development of the Company’s BRAF kinase program and its AKIP™ discovery platform.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about early stage clinical trial results is not necessarily indicative of clinical efficacy and does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197 and ARQ 621 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate an appropriate safety profile in current, later-stage or larger-scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later-stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partner to discontinue development.  Even if later-stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 197 and ARQ 621 is subject to the ability of the Company or in certain cases, its partners, to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.   Furthermore, ArQule may not have the financial or human resources to pursue drug discovery and development successfully in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug discovery and development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Research and development revenue	$6,436	$2,664	$17,912	$8,774

Costs and expenses:
Research and development	11,347	10,788	35,359	39,220
General and administrative	3,134	3,496	9,997	13,419
Total costs and expenses	14,481	14,284	45,356	52,639

Loss from operations	(8,045)	(11,620)	(27,444)	(43,865)

Interest income	174	557	841	2,848
Interest expense	(169)	(218)	(505)	(218)
Other income (1)	352	—	1,240	—
Net loss before taxes	(7,688)	(11,281)	(25,868)	(41,235)

Provision for income taxes	(400)	—	(400)	—

Net loss before taxes	$(8,088)	$(11,281)	$(26,268)	$(41,235)

Basic and diluted loss per share:
Net loss per share	$(0.18)	$(0.26)	$(0.60)	$(0.94)

Weighted average basic and diluted shares outstanding	44,322	43,984	44,126	43,821

(1) Net unrealized gain from auction rate securities and auction rate put option.

Balance sheet data (in thousands):	September 30, 2009	December 31, 2008

Cash, equivalents and marketable securities- short term	$108,945	$141,890
Marketable securities- long term	69,161	64,219
	$178,106	$206,109

Total assets	$185,148	$214,212

Notes payable	$47,750	$47,750

Stockholders’ equity	$20,482	$43,467

# # #